December 1, 2021

Sands Capital Management, LLC

1000 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Non-Discretionary Model Portfolio Provider Agreement

Dear Sir or Madam:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor ETF Trust (the “Trust”) on behalf of each series set forth in Schedule A attached hereto, severally and not jointly (each, a “Fund”). The Trust has been organized as a statutory trust under the laws of the State of Delaware to engage in the business of an investment company. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The shares of beneficial interest of the Trust (the “Shares”) are divided into multiple series, including the Fund(s), as established pursuant to resolutions adopted by the Board of Trustees of the Trust (the “Board” or the “Trustees”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected Sands Capital Management, LLC (“you”, “your” or “yourself”) to act as a non-discretionary sub-investment adviser of a portion of the assets of the Fund(s) set forth in Schedule A attached hereto, as more fully set forth herein (this “Agreement”). You are willing to act as such a non-discretionary sub-investment adviser and to perform such services under this Agreement. You acknowledge and agree that the Adviser maintains sole discretion over each Fund and may determine at any given time that no Fund assets will be advised by you. Accordingly, the Adviser and the Trust on behalf of the Fund(s) agree with you as follows:

1.	Delivery of Fund Documents. The Adviser will furnish you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust, as in effect on the date hereof (the “Declaration of Trust”);

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”);

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a non-discretionary sub-investment adviser and approving the form of this Agreement;

(d)	Each Fund’s Prospectus and Statement of Additional Information (collectively, the “Disclosure Documents”);

(e)

A statement of the investment objectives and policies of the Model Portfolio (as defined below) and any specific investment restriction applicable thereto, as agreed upon between you and the Adviser from time to time (the “Investment Guidelines”); and

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(f)	A set of procedures governing your delivery of each Model Portfolio, as agreed upon between you and the Adviser from time to time (the “Operating Procedures”).

The Adviser will furnish you with copies of all material amendments of or supplements to the foregoing as soon as is reasonably practical. In each case, you may continue to rely on the prior iteration of the foregoing until after such time as we provide you with a new operative version.

2.

Advisory Services. Subject to the terms of this Agreement and under the supervision of both the Board and the Adviser, you will regularly provide to the Adviser, at such times agreed between you and the Adviser, a list of recommended investments and weightings (the “Model Portfolio”) with respect to the that portion of the Fund’s assets that are allocated to you (those assets being referred to for the Fund(s) individually and collectively as the “Advisory Account”). The Board or the Adviser may, from time to time, upon notice to you, make additions to and withdrawals from the Advisory Account. The Adviser will make all decisions to purchase, hold or sell assets of the Advisory Account, and you are not authorized to place orders for the execution of securities or other transactions for or on behalf of the Advisory Account.

You will recommend to the Adviser portfolio securities for the Advisory Account by creating the Model Portfolio for the Adviser’s consideration in managing the Advisory Account. The Model Portfolio will be sent by you to the Adviser in accordance with the Operating Procedures. Other than your responsibilities to make the recommendations contained in the Model Portfolio, to deliver the Model Portfolio, and to provide such other information, reports, records or advice as set forth herein, you have no authority or responsibility to manage the Advisory Account and you acknowledge and agree that the Adviser retains the authority and responsibility to manage the assets of the Advisory Account. Notwithstanding anything herein to the contrary, the Adviser understands and agrees that you may be prohibited under applicable law, including applicable insider trading laws, from communicating certain changes in the Model Portfolio to the Adviser, including where you are in possession of material, non-public information or price sensitive information regarding companies or their securities represented in the Model Portfolio.

In providing the Model Portfolio, and solely to the extent they are applicable to a sub-adviser providing non-discretionary advisory services, you will comply with the provisions of the Investment Company Act and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules and regulations thereunder; federal and state laws and regulations; the requirements for qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, as applied solely to the Model Portfolio as if it were a regulated investment company and without regard for the actual holdings of the Fund; the Declaration of Trust; By-Laws; the Investment Guidelines; the Disclosure Documents; and any other written instructions agreed to between you and the Adviser (collectively, “Investment Requirements”). To the extent specific requirements agreed upon in the Investment Guidelines are either less restrictive or more permissive than similar requirements included in any other Investment Requirement, compliance with the Investment Guidelines will supersede compliance with any other Investment Requirement. A Model Portfolio that is in compliance with the Investment Guidelines shall be deemed to satisfy all of your obligations under this paragraph. You will be responsible for the Model Portfolio’s

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compliance with the Investment Requirements at each time that the Model Portfolio is delivered to the Adviser (but not thereafter) and you will report to the Adviser promptly any securities or weightings of securities in the Model Portfolio that may be in violation of any of the foregoing at the time of delivery. You shall have no responsibility for actions taken in reliance on the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Disclosure Documents; and written instructions, each as provided to you by the Adviser in accordance with paragraph 1 of this Agreement.

If for any reason, including market movements, or a change in the nature of any investment, the Model Portfolio ceases to comply with the Investment Requirements, the Adviser may request and you will provide a Model Portfolio that remedies such non-compliance in accordance with the timing of Model Portfolio delivery agreed in the Operating Procedures.

At the Adviser’s request, you will consult with the Adviser with respect to any recommendations made by you with respect to the investments in the Model Portfolio.

You shall maintain written compliance policies and procedures that are reasonably designed to ensure the Model Portfolio’s compliance with the Investment Requirements and to prevent yourself and the Model Portfolio from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees as the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser as soon as practicable upon detection of any failure to furnish a Model Portfolio that is in compliance with the Investment Requirements. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Model Portfolio or your activities as an investment adviser that may materially adversely affect your advisory clients.

You shall maintain any books and records that are required to be maintained by you under applicable law and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep other books and records of the Advisory Account required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Advisory Account are the property of the Fund and you shall provide copies promptly upon request and without any charge to the Fund any of such records required to be maintained by you.

You will not be responsible for the voting of proxies solicited by or with respect to the issuers of securities in the Model Portfolio or taking any action in respect of corporate actions of such issuers, but will, at the reasonable request of the Adviser, provide the Adviser with your recommendations as to such voting.

Upon reasonable request from the Adviser, you will reasonably consult with the Valuation Committee of the Trust in valuing securities or other financial instruments of the Advisory Account as may be required from time to time, including making available information of which you have knowledge related to the securities or other financial instruments being valued; provided, that you shall not be responsible for making or liable with respect to any valuation decisions.

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You shall reasonably cooperate with the Trust and the Adviser to the extent necessary for the Trust or the Adviser to pursue and/or participate in any class action claims or any other legal matters involving any security or other financial instrument in the Model Portfolio. You shall not be responsible for evaluating actual or potential legal claims or making any filings in connection with any securities litigation or class action lawsuits, in each case, involving securities represented (or previously represented) in the Model Portfolio.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. You will make your relevant officers and employees available to discuss with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the Advisory Account in light of current and prospective economic and market conditions. You will provide the Adviser with such periodic reports concerning the Model Portfolio as the Adviser may from time to time reasonably request. You will reasonably cooperate with the Trust’s independent public accountants and take reasonable action in the performance of services and obligations under this Agreement to assure that the information needed by such accountants is made available to them for the expression of their opinion without any qualification as to the scope of their audit, including, but not limited to, their opinion included in the Trust’s annual report under the Investment Company Act and annual amendment to the Trust’s registration statement under the Investment Company Act.

Nothing in this Agreement shall limit or restrict the right of any of your or your affiliates’’ directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in paragraph 4.

You may not delegate to any person, including to one or more companies that you control, are controlled by, or are under common control with, or to specified employees of any such companies, any of your duties under this Agreement without the prior written consent of the Adviser. For the avoidance of doubt, this provision shall not preclude you from receiving services of affiliates and/or specified employees of such affiliates in connection with the services to be provided under this Agreement.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. You will not be required to pay any expenses of the Fund or the Adviser.

4.

Compensation. For the services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule B hereto, quarterly in arrears, based on a percentage of the Average Account Daily Net Assets (as defined in Schedule B) of the Advisory Account during the quarter.

5.

Limitation of Liability. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by any person, including the Advisory Account, the respective Fund, any Fund shareholder or the Adviser in connection with the matters to which this Agreement

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relates, except to the extent a loss has been determined by a court of competent jurisdiction in a final judgment on the merits to be the direct result of and primarily attributable to willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement. Without limiting the generality of the foregoing, you shall not be liable for any indirect, special, incidental, consequential damages or other similar losses (regardless of whether such losses were reasonably foreseeable).

6.	Representations and Warranties of Sands Capital Management, LLC. You represent and warrant that:

(a)	You are an investment adviser registered under the Investment Advisers Act;

(b)

You are or will be registered as a Commodity Trading Advisor (CTA) and a Commodity Pool Operator (CPO) under the Commodity Exchange Act with the Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA), or are not required to register pursuant to an applicable exemption;

(c)	Your delivery of the Model Portfolio to the Adviser will not violate the portfolio holdings disclosure policy of any of your other advisory clients, including any other registered investment company.

(d)	Your Model Portfolio will comply in all material respects with applicable legal requirements at the time you deliver it to the Adviser.

(e)

You are a limited liability company duly organized and properly registered and operating under the laws of the State of Delaware with the power to own and possess its assets, perform your obligations under this Agreement, and to carry on your business as it is now being, and to be, conducted;

(f)

The execution, delivery and performance of this Agreement are within your powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on your part for the execution, delivery and performance of this Agreement, and your execution, delivery and performance of this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) your governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon you;

(g)

You will maintain insurance coverage in such amounts considered commercially reasonable and appropriate under current industry practice for an investment adviser of your size and business model, as such may change from time to time, and will promptly provide the Adviser with notification of any materially adverse changes to or cancellation of such coverage; and

(h)

You will promptly notify the Adviser and the Trust if you suffer a material adverse change in your business that would materially impair your ability to perform your relevant duties for the Advisory Account.

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7.	Representations and Warranties of the Adviser. The Adviser represents and warrants to you that:

(a)

Each of the Adviser, the Trust, and the Fund has been duly formed and is validly existing in good standing in its jurisdiction of organization with full power and authority under the laws of such jurisdiction and its organizational documents to execute, deliver and perform its obligations under this Agreement, and to conduct its business as described in its organizational documents and in this Agreement;

(b)

it has the power and authority to enter into this Agreement, to appoint you as sub-adviser with respect to the Advisory Account and to exercise its rights and perform its obligations hereunder, and that all actions required to authorize the execution and delivery of this Agreement, the appointment of you hereunder and the performance of its obligations hereunder have been duly taken;

(c)

the execution, delivery and performance of this Agreement, including the appointment of you sub-adviser with respect to the Advisory Account, (A) will not require any consent or approval of any person that has not been lawfully and validly obtained, and (B) will not violate or be in conflict with, result in a breach of or constitute a default under any law, regulation, agreement, lease or instrument to which it is a party or by which it or its properties, assets or rights is bound or affected;

(d)

it has received and evaluated, prior to the date hereof, a copy of your Form ADV, Part 2A and Part 2B or equivalent disclosure document required by Rule 204-3 under the Advisers Act and your privacy policy adopted pursuant to Regulation S-P;

(e)	it shall promptly notify you in writing in the event that any of the representations or warranties contained in this paragraph 7 is no longer true and accurate.

8.

Duration and Termination of this Agreement; Survival. This Agreement shall remain in force until December 1, 2023 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission (“SEC”) by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the SEC by any rule, regulations or order. The provisions of paragraphs 5, 10 and 13 shall survive the termination of this Agreement.

9.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party

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against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 8 or 9 hereof.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict of law principles and the Investment Company Act. To the extent that the applicable laws of the State of Illinois conflict with the applicable provisions of the Investment Company Act, the latter shall control.

11.

Miscellaneous. It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as none of the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

This Agreement does not, and is not intended to, create any third-party beneficiary or otherwise confer rights, privileges, claims or remedies upon any shareholder or other person other than the parties (including the Trust with respect to the Fund and the Advisory Account) and their respective successors and permitted assigns.

12.

Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to the Trust with respect to transactions by the Fund in securities or other financial instruments in the Advisory Account.

13.

Confidentiality. Each party agrees to protect and preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential or which, by the nature of the circumstances surrounding the disclosure, is required, in good faith, to be treated as proprietary or confidential (“Confidential Information”). Confidential Information does not include information that: (a) is received from another party which, to the best of receiving party’s knowledge, is not subject to confidentiality obligations; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. You understand that the holdings, performance and any other information regarding the Advisory Account is the property of the Fund and may be used by

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the Fund or by the Adviser in their discretion, including with respect to the Adviser’s investment advisory services to the Fund. Notwithstanding anything herein to the contrary, the Adviser understands and agrees that (a) you and your affiliates serve as discretionary and non-discretionary investment adviser for other clients, including investment funds and other separately managed accounts, and will continue to do so, including by providing the Tech Focus investment strategy to such clients; (b) you and your affiliates (and your and their employees), may give advice or take action in performing their duties to other clients, or for their own accounts, that may be the same as or differs from advice given to or action taken for the Advisory Account; (c) you and your affiliates (and your and their employees) are not obligated to buy, sell or recommend for the Advisory Account any security or other investment that they may buy, sell or recommend for any other client or for their own accounts; and (d) this Agreement does not limit or restrict in any way you and your affiliates (and your and their employees) from buying, selling or trading in any securities or other investments for their own accounts, including securities represented in the Model Portfolio. The Adviser agrees to treat the Model Portfolio delivered to it by you as Confidential Information and agrees not to disclose or redistribute the Model Portfolio without your prior written consent to such disclosure or redistribution. Moreover, the Model Portfolio may not and will not be used by the Adviser or any affiliated person of the Adviser as the basis for effecting transactions in any account other than the Advisory Account. You understand and agree that the confidentiality obligations contained in this paragraph 13 will in no way limit or restrict the Adviser’s or the Fund’s ability to distribute or disclose the holdings of the Advisory Account or any purchases, sales or other transactions with respect to the Advisory Account.

Each party shall take reasonable measures, which shall be at least as restrictive as the measures it takes to protect its own confidential information but, in any event, using a reasonable standard of care, to maintain the confidentiality of the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with prior written notice, unless such notice is prohibited, shall seek, or permit the disclosing party to seek, a protective order, and shall comply with the terms of any such protective order; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall seek confidential treatment from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel. Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

14.

Use of Names. Neither party shall use the name, trademark or trade name of the other party or any of its affiliates or refer to the existence of this Agreement in any advertising, promotional or other material, whether in written, electronic or other form, distributed to any unaffiliated third party without obtaining specific prior written approval of the non-disclosing party.

Notwithstanding the foregoing, you agree that for so long as the Fund remains in existence and you serve as a subadviser to the Fund, the Adviser shall have a non-exclusive, non-transferable,

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royalty-free license to reproduce, distribute, publicly display or otherwise use your name in accordance with applicable law, including any short form thereof, logo or other identifying mark, and trade name (collectively, the “Licensed IP”) on its website and in advertising, promotional and marketing materials for the Trust (collectively, “Materials”), subject to the terms of this paragraph 13.

The Adviser will be permitted to use the Licensed IP in any Materials solely for the purpose of identifying you as a non-discretionary subadviser to the Fund or including you in a listing of entities that serve as subadvisers to the series of the Trust, without your prior approval. With respect to all other Materials, the Adviser’s use of the Licensed IP will be subject to your prior review and approval of a sample of such Materials, and you agree to use reasonable efforts to review such samples of Materials within five business days of their receipt. Following your review and approval of a sample of any Materials containing the Licensed IP, the Adviser will thereafter be permitted to modify such Materials (and use such modified Materials), without your approval, including, without limitation, in order to update statistical data or identifying information regarding any new or existing series or subadviser of the Trust, provided that the modifications do not materially change the character or substance of the Materials. Notwithstanding anything to the contrary herein, the Adviser agrees that it will provide copies of any Materials containing the Licensed IP for review by you, from time to time, upon your reasonable request. In addition, the Adviser hereby approves of your use of its name and trademark as part of a representative client list used in business development presentations.

The Adviser agrees that it will not edit, excerpt or modify the Licensed IP in any way. The Adviser acknowledges that it will acquire no right, title or interest to the Licensed IP or any of the goodwill associated therewith. The Adviser further agrees that it will be responsible for ensuring that all Materials containing the Licensed IP which are used to market the Fund to current and prospective investors will comply with applicable laws, rules and regulations. You hereby agree that you will be responsible for ensuring that all business development presentations that include the Adviser’s name as part of a representative client list will comply with applicable laws, rules and regulations.

15.

Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given when actually delivered by facsimile or electronic mail, personal service or by mail or overnight courier to the receiving party as follows:

If to you:

Sands Capital Management, LLC

1000 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Attention: Jeff Lockhart – Director, Client Relations

Email: jlockhart@sandscap.com; clientserviceteam@sandscap.com

If to the Adviser, the Trust or the Fund:

Harbor Capital Advisors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, IL 60606

Attention: General Counsel

Email: Legel&ComplianceTeam@harborfunds.com

SANDS CAPITAL MANAGEMENT, LLC

DECEMBER 1, 2021

Either party hereto, by written notice to the other party, may designate a different address or facsimile number for subsequent notices or communications.

[Signatures appear on the following page]

SANDS CAPITAL MANAGEMENT, LLC

DECEMBER 1, 2021

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this Agreement and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this Agreement shall become a binding contract.

HARBOR ETF TRUST ON BEHALF OF
EACH FUND SET FORTH IN SCHEDULE A, SEVERALLY AND NOT JOINTLY

By:
Charles F. McCain, President

HARBOR CAPITAL ADVISORS, INC.

By:
Kristof Gleich, President

The foregoing Agreement is hereby accepted as of the date thereof.

SANDS CAPITAL MANAGEMENT, LLC

By:

Name:

Title:

SANDS CAPITAL MANAGEMENT, LLC

DECEMBER 1, 2021

SCHEDULE A

FUNDS

Harbor Disruptive Innovation ETF